INVESTMENT SUB-ADVISORY AGREEMENT

THIS INVESTMENT SUB-ADVISORY AGREEMENT (the “Agreement”), made and entered into this 29th day of April 2022, by and between SECURITY INVESTORS, LLC, a Kansas limited liability company (hereinafter referred to as the “Management Company”), and GUGGENHEIM PARTNERS ADVISORS, LLC, a Delaware limited liability company (hereinafter referred to as the “Sub-Adviser”).

WITNESSETH

WHEREAS, the Management Company has entered into an Amended and Restated Investment Advisory Contract dated October 20, 2014, as amended (the “Advisory Agreement”), with Guggenheim Variable Funds Trust (the “Trust”), which is engaged in business as an open-end management investment company registered under the Investment Company Act of 1940 (“1940 Act”); and

WHEREAS, the Management Company has been providing investment research and advice to the series of the Trust pursuant to the Advisory Agreement;

WHEREAS, pursuant to the Advisory Agreement, the Management Company desires to retain the Sub-Adviser as sub-adviser to furnish certain sub-advisory services to two series of the Trust, Series E (Total Return Bond Series) and Series P (High Yield Series) (each a “Series”);

NOW, THEREFORE, in consideration of the premises and mutual agreements made herein, the parties hereto agree as follows:

1. Employment of the Sub-Adviser. The Management Company hereby employs the Sub-Adviser to act as a sub-adviser to each Series during the period and upon and subject to the terms and conditions herein set forth. The Sub-Adviser hereby accepts such employment and agrees to perform the services required by this Agreement for the compensation herein provided.

2. Duties of the Sub-Adviser. The Sub-Adviser shall assist the Management Company in the supervision and direction of the investment strategy of each Series in accordance with such Series’ investment policies. The Sub-Adviser does not have discretion and is not authorized to (or direct others to): (i) arrange for the purchase and sale of securities and other assets held in any of the Series or (ii) place orders and negotiate the commissions (if any) for the execution of transactions in securities or other assets. All investment advice furnished by the Sub-Adviser to each Series under this Section 2 shall at all times conform to any requirements imposed by the provisions of the Trust’s Declaration of Trust and Bylaws, the 1940 Act, the Investment Advisors Act of 1940 and the rules and regulations promulgated thereunder, any other applicable provisions of law, and the terms of the registration statements of the Trust under the Securities Act of 1933 and the 1940 Act, all as from time to time amended. The Sub-Adviser shall assist the Management Company to advise and assist the officers or other agents of the Trust in taking such steps as are necessary or appropriate to carry out the decisions of the board of trustees of the Trust (and any duly appointed committee thereof) in regard to the foregoing matters and the general conduct of the Trust’s business.

3. Allocation of Expenses and Charges. During the term of this Agreement, the Sub-Adviser will bear all costs and expenses incurred in its operations for the services it renders hereunder.

4. Compensation of the Sub-Adviser. For sub-advisory services provided pursuant to this Agreement, the Management Company shall pay to the Sub-Adviser an annual fee computed on a daily basis equal to 0.005 percent of the average daily closing value of the net assets of each Series. Such fee shall be adjusted and payable monthly. If this Agreement shall be effective for only a portion of a year, then the Sub-Adviser’s compensation for said year shall be prorated for such portion. For purposes of this Section 4, the value of the net assets of each such Series shall be computed in the same manner at the end of the business day as the value of such net assets is computed in connection with the determination of the net asset value of the Trust’s shares as described in the Trust’s prospectus.

5. Limitation of Liability of the Sub-Adviser. So long as the Sub-Adviser shall give each Series of the Trust the benefit of its best judgment and effort in rendering services hereunder, the Sub-Adviser shall not be liable for any errors of judgment or mistake of law, or for any loss sustained by reason of the adoption of any investment policy or the purchase, sale or retention of any security on its recommendation, whether or not such recommendation shall have been based upon its own investigation and research or upon investigation and research made by any other individual, firm or corporation, if such recommendation shall have been made and such other individual firm or corporation shall have been selected with due care and in good faith. Nothing herein contained shall, however, be construed to protect the Sub-Adviser against any liability to the Trust or its shareholders by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under the Agreement. As used in this Section 6, “the Sub-Adviser” shall include directors, officers and employees of the Sub-Adviser, as well as the Sub-Adviser itself.

6. Other Activities Not Restricted. Nothing in this Agreement shall prevent the Sub-Adviser or any officer thereof from acting as investment adviser for any other person, firm or corporation, nor shall it in any way limit or restrict the Sub-Adviser or any of its directors, officers, stockholders or employees from buying, selling, or trading any securities for its own accounts or for the accounts of others for whom it may be acting; provided, however, that the Sub-Adviser expressly represents that it will undertake no activities which, in its judgment, will conflict with the performance of its obligations to a Series under this Agreement. The Trust acknowledges that the Sub-Adviser may act as investment adviser to other investment companies, and it expressly consents to the Sub-Adviser acting as such.

7. Duration and Termination of Agreement. This Agreement shall continue in force with respect to a Series for an initial term of one year, and then for successive 12-month periods thereafter, unless terminated, provided each such continuance is specifically approved at least annually by (a) the vote of a majority of the entire Board of Trustees of the Trust, or by the vote of the holders of a majority of the outstanding voting securities of each Series of the Trust (as defined in the 1940 Act) and (b) the vote of a majority of the trustees of the Trust who are not parties to this Agreement or interested persons (as such terms are defined in the 1940 Act) of any such party cast in person at a meeting of such trustees called for the purpose of voting upon such approval. In the event a majority of the outstanding shares of one Series vote for continuance of the Agreement, it will be continued for that Series even though the Agreement is not approved by either a majority of the outstanding shares of any other Series or by a majority of outstanding shares of the Trust.

This Agreement may be terminated at any time as to any Series, without payment of any penalty, by vote of the Board of Trustees of the Trust or by vote of the holders of a majority of the outstanding voting securities of that Series, or by the Sub-Adviser, in each case upon 60 days’ written notice to the other party, and will terminate automatically upon any termination of the Advisory Agreement between the Trust and the Management Company.

This Agreement shall automatically terminate in the event of its “assignment” (as defined in the 1940 Act).

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereto duly authorized on the day, month and year first above written.

SECURITY INVESTORS, LLC

/s/ Amy J. Lee
Name: Amy J. Lee
Title: Sr. Vice President & Secretary

GUGGENHEIM PARTNERS ADVISORS, LLC

/s/ Amy J. Lee
Name: Amy J. Lee
Title: Attorney-in-Fact

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